UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 23, 2007 (July 17, 2007)

AMERICAN LORAIN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-31619	87-0430320
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Beihuan Road
Junan County
Shandong, China 276600
(Address of Principal Executive Offices)

(86) 539-7318818
Registrant’s Telephone Number, Including Area Code:

MILLENNIUM QUEST, INC.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On May 3, 2007, the board of directors of Millennium Quest, Inc, a Delaware corporation (the “Company”) and Halter Financial Investments, L.P., the record holder of 70.5% of the Company’s issued and outstanding common stock, approved, by written consent, an amendment of the Company’s Certificate of Incorporation (the “Amendment”). The Amendment (i) amended the Company’s Certificate of Incorporate to change the Company’s name to “American Lorain Corporation”, (ii) increased the maximum number of authorized common stock of the Company from 20,000,000 shares to 200,000,000 shares, and (iii) to effectuated a 1-for-32.84 reverse split (the “Reverse Split”) of all issued and outstanding shares of the Company’s common stock.

On July 17, 2007, the Amendment was filed with the Secretary of State of the State of Delaware and became effective. The new CUSIP number for the Company’s common stock is 027297100. The Company’s common stock will be quoted on the Over The Counter Bulletin Board under a new symbol to be assigned by NASDAQ. The Amendment is attached hereto as Exhibit 3.1, and is incorporated herein by reference. Shares of the Company’s Series B Voting Convertible Preferred Stock (“Series B Preferred Stock”) will be automatically converted into shares of Common Stock immediately upon the effectiveness of the Reverse Split on the basis of one share of Series B Preferred Stock for 767.635 shares of Common Stock, which will be adjusted to a conversion ratio of one share of Series B Convertible Preferred Stock for 23.375 shares of Common Stock upon the effectiveness of the Reverse Split. Pursuant to the terms of the Certificate of Designation relating to the Company’s Series A Voting Convertible Preferred Stock (the “Series A Preferred Stock:”), each holder of Series A Preferred Stock is entitled to convert their Series A Preferred Stock into Common Stock and receive 428.56 shares of Common Stock for each share of Series A Preferred Stock converted.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of the State of Delaware on July 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2007

American Lorain Corporation

By:	/s/ Si Chen
Si Chen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of the State of Delaware on July 17, 2007.